Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-190607 and 333-260033) of Expro Group Holdings N.V. (formerly Frank’s International N.V.) of our report dated March 17, 2020 (except Notes 4, 5 and 18, as to which the date is June 4, 2021), with respect to the consolidated financial statements of Expro Group Holdings International Limited as of December 31, 2018 and for the period from February 1, 2018 through December 31, 2018 (Successor), and for the period from January 1, 2018 through January 31, 2018 (Predecessor), incorporated by reference from Expro Group Holdings N.V.’s proxy statement/prospectus, dated August 5, 2021, filed with the SEC on August 6, 2021, in this Current Report on Form 8-K/A (Amendment No. 1) of Expro Group Holdings N.V.

/s/ Ernst & Young LLP

Reading, United Kingdom

December 9, 2021